Exhibit 99.1 Press Release dated November 11, 2005.

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Contact:
Glenn Welstad
480-609-1250

                                                           FOR IMMEDIATE RELEASE
                                                               November 11, 2005

          TEMPORARY FINANCIAL SERVICES, INC. ACQUIRES COMMAND STAFFING
                  Glenn Welstad Elected Chief Executive Officer

Spokane, WA. -Temporary Financial Services, Inc. (OTCBB:TPFS) announced that it has completed the acquisition of Command Staffing, LLC (Command) and Harborview Software, Inc. (Harborview) and at the same time has entered into an Asset Purchase Agreement to acquire substantially all of the assets of entities which own and operate 70 staffing offices doing business as Command Center. TPFS expects the closing on the store acquisitions to occur in January, 2006. The staffing offices being acquired are located in 19 states and the District of Columbia. After the January closing, these offices will be operated as company owned stores and management intends to open or acquire new stores inside the company.

TPFS issued 3,745,493 shares of common stock to acquire the assets and operations of Command and 2,809,120 shares of common stock to acquire the assets and operations of Harborview. The Asset Purchase Agreement further provides for the issuance of 13,198,512 shares of common stock for the acquisition of the 70 staffing offices and sets aside 144,808 shares of common stock for issuance as incentive shares to key employees and store operators. As of November 9, 2005 (the closing date), TPFS has 10,066,013 shares of common stock issued and outstanding. If all incentive shares are issued and all temporary labor stores are acquired as provided in the Agreement, at the time of the second closing anticipated for January, TPFS will then have 23,409,333 common shares issued and outstanding.

As part of the transaction, Glenn Welstad has been elected Chief Executive Officer of TPFS. Prior to the Closing Date, Command and Harborview were controlled by Glenn Welstad and others and TPFS was controlled by John Coghlan. Both Welstad and Coghlan are original founders and former executive officers of Labor Ready, Inc. (NYSE:LRW). Coghlan will continue his involvement in the business as a Director.

Command Staffing is an emerging provider of temporary staffing solutions. Harborview provides the software system used in the operation of the staffing offices and is an affiliate of Command. Following the acquisitions, TPFS will do business as Command Center, and plans to aggressively expand its national footprint.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward looking terminology such as "may", "will", "intend", "expect", "anticipate", "estimate", or "continue", or the negatives thereof or comparable terminology. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including, but not limited to, economic conditions, product demand, competitive products and pricing, and/or state and federal regulations. There are conditions attached to the second closing and consequently there can be no assurances that the transaction will close as to any or all of the staffing offices.

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